Exhibit 99.1

       Ampal Announces Sale of Controlling Interest by Steinmetz to Maiman
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     New York, April 25, 2002 . . . Ampal-American Israel Corporation (NASDAQ:
AMPL) announced today that Rebar Financial Corp., a corporation owned and controlled by Raz and Daniel Steinmetz, had completed the sale of approximately 51% (on a fully-diluted basis) of the outstanding shares of Ampal-American Israel Corporation to Y.M. Noy Investments Ltd., a company controlled by Yosef
A. Maiman. The sale of these shares was in accordance with the previously announced February 26, 2002 agreement between Rebar and Y.M. Noy. Regulatory approvals necessary for the closing of the transaction have been received.

     As part of the sale, Ampal's employees sold to Y.M. Noy 329,000 Ampal Class A shares at $7.46 per share.

     In addition, Ampal also announced that effective April 25, 2002,

     Mr. Yosef Maiman was elected as Chairman of Ampal's Board of Directors and Mr. Jack Bigio was appointed as Chief Executive Officer and President of Ampal following the resignations of Mr. Daniel Steinmetz and Mr. Raz Steinmetz. At the same time, the following directors resigned from Ampal's Board of Directors:
Benzion Benbassat, Avi Vigder, Kenneth L. Henderson, Esq. and Yaacov Elinov. Ampal's new Board of Directors consists of these directors: Yosef Maiman (Chairman), Jack Bigio, Leo Malamud, Michael Arnon, Hillel Peled and Eliyahu Wagner.

     Ampal and its subsidiaries primarily acquire interests in businesses located in the State of Israel or that are Israel-related. Ampal's primary investment focus is the growing high technology and communications sector. Ampal has diversified interests in the following sectors: high technology and communications, real estate, capital markets, leisure-time, energy distribution, and industry.